EXHIBIT 99.1

NORTHERN TRUST TO ACQUIRE BARING ASSET

MANAGEMENT’S FINANCIAL SERVICES GROUP

CHICAGO – November 22, 2004 – Northern Trust Corporation and ING Group N.V. (Netherlands) announced today that they have reached an agreement for Northern Trust to acquire Baring Asset Management’s Financial Services Group (FSG) for approximately 260 million pounds Sterling (approximately $480 million at current exchange rates), subject to adjustments to reflect changes in net assets, revenues, and other stipulations. FSG is the institutional fund administration, custody, and trust services arm of Baring Asset Management, a unit of ING Group.

The agreement is subject to applicable regulatory approvals and other customary closing conditions. Upon completion of the acquisition, Northern Trust will acquire a fund services group with approximately $63 billion in funds under administration, $28 billion in custody and $32 billion in trust assets as of September 30, 2004.

This acquisition will complement Northern Trust’s existing fund services capabilities in London, Dublin and Luxembourg and its growing back and middle office outsourcing activities for fund managers.

“The scope of FSG’s business will significantly enhance and expand our global fund administration capabilities, as well as our growing hedge fund, private equity, and property administration capabilities,” said William A. Osborn, Chairman and Chief Executive Officer of Northern Trust Corporation. “This acquisition exemplifies Northern Trust’s continued philosophy of capability driven expansion, and it fits strategically with our commitment to the fast-growing global fund manager segment.”

FSG currently employs approximately 770 people, and its business is currently managed from offices in London, Dublin, Guernsey, Jersey and the Isle of Man. Northern Trust intends to fully integrate FSG into its international asset servicing business, headquartered in London, while maintaining FSG’s offshore business centers.

Northern Trust estimates the acquisition to be modestly dilutive to earnings per share by approximately $0.05 in 2005 and modestly accretive to earnings per share by approximately $0.08 in 2006. These estimates include restructuring costs associated with the acquisition of approximately $0.10 per share in 2005 and $0.05 per share in 2006.

WEBCAST CONFERENCE CALL

Northern Trust will hold a conference call to discuss this acquisition. The call will be webcast live on November 22, 2004. The Internet webcast opens the call to all investors. The live call will be conducted at 9:30 a.m. CST and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcast of the live call will be available on Northern Trust’s web site from 1:00 p.m. CST on November 22, 2004 through 6:00 p.m. CST on December 6, 2004. Participants will need Windows Media(TM) software, which can be downloaded free through Northern Trust’s web site. This press release can also be accessed at the above web address.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of offices in 15 U.S. states and has international offices in six countries. As of September 30, 2004, Northern Trust had assets under administration of $2.4 trillion, assets under investment management of $535 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.

About ING Group N.V.

ING is a global financial institution of Dutch origin offering banking, insurance and asset management to over 60 million private, corporate and institutional clients in more than 50 countries. With a diverse workforce of over 112,000 people, ING comprises a broad spectrum of prominent companies that increasingly serve their clients under the ING brand. For more information, visit www.ING.com.

For further information please call:

Chicago:

Bev Fleming, Investor Relations, on 1-312-444-7811

Sue Rageas, Corporate Communications, on 1-312-444-4279

London:

Peter Williams on +44 (0) 20 7982 2206